STOCK PURCHASE AGREEMENT

BETWEEN

HRM ACQUISITION CORP.

AND

KINGSWAY AMERICA INC.

Dated as of March 30, 2011

STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 30, 2011 between KINGSWAY AMERICA INC. (the “Seller”) and HRM ACQUISITION CORP. (the “Purchaser”). Definitions for certain capitalized terms are set forth in Section 8 to this Agreement.
PRELIMINARY STATEMENT
WHEREAS, Seller owns 1,000 shares of Common Stock (as defined herein) (the “Stock”) of Hamilton Risk Management Co., a Florida corporation (the “Company”);
WHEREAS, the Stock constitutes 100% of the issued and outstanding capital stock of the Company; and
WHEREAS, Purchaser desires to purchase the Stock from Seller, and Seller desires to sell the Stock to Purchaser, in each case upon the terms and subject to the conditions set forth in this Agreement;
NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.SALE AND PURCHASE.
1.1.    Agreement to Sell and to Purchase. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Purchaser shall purchase from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser, the Stock and certificates representing the Stock, duly endorsed in blank for transfer or accompanied by appropriate stock powers duly executed in blank.
1.2.    Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Stock shall be (a) $15,000,000.00, payable by the Purchaser’s issuance to the Seller of (i) a certain Senior Promissory Note in the original principal amount of $10,000,000 substantially in the form attached hereto as Exhibit A, and (ii) a certain Junior Promissory Note in the original principal amount of $5,000,000 substantially in the form attached hereto as Exhibit B and (b) the issuance by AAP to Seller of a Class B Partnership Interest in AAP as set forth in the Agreement of Limited Partnership of AAP dated as of the date hereof.
2.    REPRESENTATIONS AND WARRANTIES OF SELLER. Except as expressly set forth on the Schedule of Exceptions/Disclosures, Seller hereby makes the representations and warranties to Purchaser as set forth in this Section 2.
2.1.    Organization and Qualification. The Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Florida and has the requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as it is now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties or the conduct of the Business requires such qualification, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Seller has, or by the Closing will have, made available to Purchaser copies of the following, which are true, correct and complete in all material respects: (a) the Certificate of Incorporation and the Bylaws of the Company, including all amendments thereto, (b) the minute books containing all material consents, actions and meeting of the stockholders of the Company and the Company’s Board of Directors and any committees thereof, and (c) the stock transfer books or stock option ledger of the Company setting forth all issuances or transfers of any capital stock or stock options of the Company.
2.2.    Corporate Authorization. Seller has all necessary corporate power and authority to execute this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents to which it is a party, and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Seller. This Agreement has been, and each applicable Transaction Document will be as of the Closing, duly executed and delivered by Seller and constitute valid and binding agreements of Seller enforceable against Seller in accordance with their respective terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar Legal Requirements from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of specific remedies).
2.3.    Capitalization of the Company; Title to the Stock. The authorized capital stock of the Company consists of 1,000 shares of Common Stock, of which 1,000 shares of Common Stock are outstanding, such shares of capital stock constituting 100% of the issued and outstanding capital stock of the Company. The Stock has been duly authorized, validly issued, fully paid and non-assessable. The shares of capital stock constituting the Stock are the sole outstanding shares of capital stock of the Company, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement. Except for this Agreement and the other Transaction Documents, there are no outstanding options, warrants, agreements, arrangements or commitments of any character, whether or not contingent, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of the Stock or any unissued or treasury shares of capital stock of the Company. Seller has, and will have, at the Closing valid title to the Stock, free and clear of any Liens, except any Liens arising under this Agreement or any other Transaction Document. At the Closing, Purchaser will acquire valid title to the Stock, free and clear of any Liens, except any Liens arising out of the actions of the Purchaser.
2.4.    Non-Contravention. The execution, delivery and performance by Seller of this Agreement and each other applicable Transaction Document do not (a) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (b) contravene or conflict with or constitute a violation of any Legal Requirement binding upon or applicable to Seller or the Company except where such contravention, conflict or violation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or (c) conflict with, result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, require consent or approval under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation or imposition of a Lien on any material property or asset of the Company pursuant to, any Contract, except as would not reasonably be expected to have a Material Adverse Effect. Except as set forth on the Schedule of Exceptions/Disclosures, the execution and delivery of this Agreement and each other applicable Transaction Document by Seller does not, and the performance of this Agreement and each other applicable Transaction Document by Seller will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any Governmental Authority or any other third party, except as would not reasonably be expected to have a Material Adverse Effect.
2.5.    Subsidiaries; Investments. Except for Appco, IMS and KAIC, the Company does not own any stock of, or any equity participation in, any Person (other than those held by any Employee Benefit Plans or acquired in connection with the settlement of outstanding accounts receivable subsequent to the date hereof).
2.6.    Financial Statements.
(a)    Complete copies of (i) the audited statutory balance sheet of KAIC as of December 31, 2009 (the “Balance Sheet”) and the related audited statutory statement of operations, changes in stockholders’ equity and changes in cash flows for the years then ended, together with all related notes and schedules thereto (collectively referred to herein as the “Audited Financial Statements”) and (ii) the unaudited Annual Statement for the year ended December 31, 2010 for KAIC (the “KAIC Annual Statement”) have been made available to Purchaser. The Audited Financial Statements and the KAIC Annual Statement (including, in each case, any notes thereto) were prepared in accordance with statutory accounting principles (“SAP”) (except as may be indicated in the notes thereto as permitted by SAP) and each present fairly, in all material respects, the financial position of KAIC as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of the KAIC Annual Statement, to normal and recurring year-end adjustments which were not and are not expected to be, individually or in the aggregate, material) and except as otherwise set forth in the Schedule of Exceptions/Disclosures.
(b)    Complete copies of (i) the unaudited balance sheet of the Company as of December 31, 2009, and the related statement of operations for the twelve month period then ended and (ii) the unaudited balance sheet of the Company as of December 31, 2010, and the related statement of operations for the twelve month period then ended (collectively referred to herein as the “Unaudited Financial Statements,” have been made available to Purchaser. The Unaudited Financial Statements (including, in each case, any notes thereto) were prepared in accordance with GAAP (except as may be indicated in the notes thereto as permitted by GAAP) and each present fairly, in all material respects, the financial position of the Company as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject to normal and recurring year-end adjustments which were not and are not expected to be, individually or in the aggregate, material) and except as otherwise set forth in the Schedule of Exceptions/Disclosures. The Audited Financial Statements, KAIC Annual Statement and Unaudited Financial Statements taken together shall be defined as the “Financial Statements”. The Company has not entered into any transactions involving the use of special purpose entities for any off balance sheet activity. To Seller’s Knowledge, since the applicable date of each Financial Statement, there has been no event or occurrence that would indicate that such financial statements did not fairly present the financial position of the Company in all material respects as of the respective dates and for the respective periods thereof.
(c)    The Company does not have any material Liabilities, except Liabilities (i) stated or adequately reserved against in the Financial Statements, (ii) incurred as a result of or arising out of the transactions contemplated under this Agreement, (iii) incurred in the Ordinary Course of Business since the date of the Financial Statements or (iv) as set forth in the Schedule of Exceptions/Disclosures.
2.7.    Required Consents. The Schedule of Exceptions/Disclosures sets forth each Contract requiring a consent, waiver, authorization or approval as a result of the execution, delivery and performance of this Agreement and any other applicable Transaction Document or the consummation of the transactions contemplated hereby and thereby except where failure to obtain such consent, waiver, authorization or approval would not reasonably be expected to have a Material Adverse Effect. The execution and delivery of this Agreement and each other applicable Transaction Document by the Seller do not, and the performance of this Agreement and each other applicable Transaction Document by the Seller will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any Governmental Authority, other than those set forth in the Schedule of Exceptions/Disclosures.
2.8.    Litigation. Except as set forth on the Schedule of Exceptions/Disclosures, there is no action, suit, arbitration, investigation or proceeding pending against or, to Seller’s Knowledge, threatened against or affecting the Company before or which would be before any Governmental Authority, except for such actions, suits, arbitrations, investigations or proceedings which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The Schedule of Exceptions/Disclosures includes a description of all material litigation, claims, proceedings or, to Seller’s Knowledge, investigations involving the Company or any of its officers, directors, stockholders or, to Seller’s Knowledge, key employees of the Company, in connection with the business of the Company occurring, arising or existing during the past three (3) years.
2.9.    Licenses and Permits. To Seller’s Knowledge, the Company possesses all material permits, licenses and approvals necessary or used in order to carry on the Business (the “Permits”). To Seller’s Knowledge, except as set forth on the Schedule of Exceptions/Disclosures, the Company is in compliance in all material respects with all Permits and there are no proceedings pending or threatened, to revoke, suspend, cancel or modify any Permit.
2.10.    Compliance with Legal Requirements. To Seller’s Knowledge, the Company is not in violation in any material respect of any Legal Requirement of any Governmental Authority applicable to the Company, and no notice has been received by the Company or any of its shareholders, officers or directors alleging any such violation.
2.11.    Employees; Labor Matters.
(a)    The Schedule of Exceptions/Disclosures sets forth a list of all material Employee Benefit Plans and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company (collectively, the “Plans”).
(b)    With respect to each Plan, the Company has made available to Purchaser a true and correct copy of (i) the Plans and all amendments thereto, (ii) the most recent annual report of each Plan on Form 5500, as applicable, (iii) each trust agreement and group annuity contract, if any, relating to such Plan, (iv) the most recent IRS determination letter with respect to any such Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, and (v) the most recent summary plan descriptions.
(c)    Except as set forth on the Schedule of Exceptions/Disclosures, with respect to each Plan:
(i)    if intended to qualify under Section 401(a) of the Code, such Plan has received a determination letter from the Internal Revenue Service stating that it so qualifies and that its trust is exempt from taxation under Section 501(a) of the Code, and to Seller’s Knowledge, nothing has occurred since the date of such determination that would reasonably be expected to result in the loss of such qualification or exempt status;
(ii)    such Plan has been administered and operated in all material respects in accordance with its terms and applicable Legal Requirements (including ERISA and the Code, and all rules and regulations promulgated thereunder);
(iii)    no disputes are pending, or, to Seller’s Knowledge, threatened by any Governmental Authority or by any participant or beneficiary against any Plan, other than routine claims for benefits thereunder;
(iv)    such Plan is not subject to Title IV of ERISA and is not a Multiemployer Plan;
(v)    all contributions required to be made by or under such Plan as of the date hereof (taking into account any extensions of time for the making of such contributions) have been made in full; and
(vi)    such Plan has not incurred an accumulated funding deficiency, as defined in Section 302 of ERISA or Section 412 of the Code, whether or not waived.
(d)    No event has occurred and no condition currently exists that would reasonably be expected to cause the Company either directly or by reason of their affiliation with any member of their “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to be subject to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Legal Requirements.
(e)    Except as set forth on the Schedule of Exceptions/Disclosures, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) result in, cause the vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of the Company, or result in any limitation on the ability of the Company to amend, merge, terminate or receive a reversion from any Plan.
(f)    Except as set forth in the Schedule of Exceptions/Disclosures (i) the Company is not party to any collective bargaining agreement or other labor union Contract applicable to persons employed by the Company or in the Company’s business, and, to Seller’s Knowledge, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to Seller’s Knowledge, threatened between the Company and any of its employees; (iii) the Company is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (iv) there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending with respect to the Company; and (v) there is no charge of discrimination in employment or employment practices for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or, to Seller’s Knowledge, threatened against the Company or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Authority.
2.12.    Taxes. Except as set forth on the Schedule of Exceptions/Disclosures:
(a)    The Company has timely filed all federal income Tax Returns and all other Tax Returns that the Company has been required to file. The Company has withheld and paid to the applicable financial institution or Governmental Authority all federal and state amounts required to be withheld by the Company and all material non-federal and non-state amounts required to be withheld by the Company. The Company has paid or caused to be paid all income or other Taxes due and owing by the Company, except Taxes which have not yet accrued or otherwise become due. The Company has not received any notice that there are Liens and to the Seller’s Knowledge, there are no Liens for Taxes (other than Taxes not yet due and payable and Permitted Liens) upon any of the assets of the Company.
(b)    The Company is not or has not been at any time a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company and IMS, Appco and KAIC are all parties to the Amended and Restated Kingsway Affiliated Group Tax Allocation Agreement dated October 30, 2009 and have all been included (x) as part of the Kingsway United States consolidated federal income tax group since their acquisition in 1999 and (y) in state unitary or combined income tax returns since their acquisition in 1999. As a result of these filings on a federal and state basis, the Company, IMS, Appco and KAIC are subject to the provisions of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).
2.13.    Real Property.
(a)    Owned Property. The Schedule of Exceptions/Disclosures sets forth a list of all real property owned by the Company or any of its Subsidiaries and any Liens thereon, other than Permitted Liens. Such real property is not subject to any environmental orders or investigations from any Governmental Authority.
(b)    Leased Property. The Schedule of Exceptions/Disclosures sets forth a list of all leases, subleases and other agreements under which the Company leases, uses or occupies any real property, including the address of each such property (such agreements, the “Real Property Leases”; the property governed by such Real Property Leases is referred to herein as “Leased Property”). Each Real Property Lease is valid, binding and in full force and effect, all rent and other sums and charges presently due and payable by the Company as tenant thereunder, have been paid or reserved for. To Seller’s Knowledge, the Company has not received any written notice of default in any material respect, which default has not otherwise been cured, under any Real Property Lease. Except for Permitted Liens, the Company has not materially mortgaged, pledged or otherwise encumbered its leasehold interest in the Real Property Leases. To Seller’s Knowledge, the Company has not entered into any material written leases, subleases, arrangements, licenses, or other agreements that affect all or any portion of the Leased Property, other than the leases, subleases, arrangements, licenses and other such agreements listed on the Schedule of Exceptions/Disclosures (the “Occupancy Agreements”).
(c)    Copies of Leases. The Company has heretofore made available to Purchaser copies of all Real Property Leases (including all material written modifications, amendments, supplements, waivers and side letters thereto in the Company’s possession and control).
(d)    Right of Possession. Other than the rights of owners of the Leased Properties, the Occupancy Agreements, and Permitted Liens, to Seller’s Knowledge, the Leased Property is free of any right of possession of any party other than the Company.
2.14.    Assets; Absence of Liens.    The Company has good, valid and (if applicable) marketable title to, or enforceable license to use, all material assets used in its business and to those assets reflected on the Balance Sheet or acquired by it after the date thereof (except for properties disposed of since that date in the Ordinary Course of Business) (all such properties and assets being the “Assets”), free and clear of Liens, except for Permitted Liens. The material equipment of the Company used in the operation of its business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted, and all leases of real or material personal property to which the Company and its Subsidiaries are a party are fully effective and afford the Company peaceful and undisturbed possession of the subject matter of the lease.
2.15.    Affiliate Transactions. Except as set forth on the Schedule of Exceptions/Disclosures, to Seller’s Knowledge, there are no loans, leases or other agreements or transactions between the Company and any of its directors, officers or stockholders or any Affiliate thereof.
2.16.    Insurance. All insurance policies of the Company are in full force and effect and are enforceable. Except as set forth on the Schedule of Exceptions/Disclosures, there are no material claims pending by the Company under any such policies, and all premiums due and payable with respect to any such policies have been paid to date. To Seller’s Knowledge, there is no threatened termination of any such policies. To Seller’s Knowledge, such policies contain coverages customary for similarly situated companies in the same or similar industries.
2.17.    No Claims Against the Company; Release. As of the date hereof, there are no pending or, to Seller’s knowledge, no threatened claims, whether or not matured, by Seller against the Company or its subsidiaries (collectively, the “Group”) with respect to any matters or based on any legal theory. Seller hereby irrevocably releases and forever discharges the Group from any and all such claims which Seller now has, has ever had or may hereafter have against the Group arising contemporaneously with or prior to the Closing or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing; provided, however, that nothing contained herein shall operate to release any (i) claims related to or arising out of this Agreement and/or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, (ii) claims arising from fraud or that cannot be released as a matter of Law, (v) claims arising from the conduct of the Group’s business after the Closing Date and (vi) counterclaims brought by Seller in respect of claims brought by the Group against Seller (“Unreleased Claims”). Except with respect to Unreleased Claims, Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any the Group, based upon any matter released in this Section.
3.    REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Seller as follows:
3.1.    Organization and Qualification. Purchaser is a corporation duly organized and validly existing and in good standing under the laws of Delaware. Purchaser is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the character of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Purchaser.
3.2.    Authorization. The execution, delivery and performance by Purchaser of this Agreement and each of the Transaction Documents to which it is a party, and the consummation by Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and each of the Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute valid and binding agreements of Purchaser enforceable against Purchaser in accordance with their respective terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar Legal Requirements from time to time in effect which affect creditors’ rights generally and by legal and equitable limitations on the enforceability of specific remedies).
3.3.    Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement and each other applicable Transaction Document to which Purchaser is a party do not and will not contravene or conflict with or constitute a violation of any Legal Requirement binding upon or applicable to Purchaser except where such contravention, conflict or violation, individually or in the aggregate, would not reasonably be expected to have a material adverse effect.
3.4.    No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Purchaser without the intervention of any other Person acting on its behalf in such manner as to give rise to any valid claim by any such Person against the Seller for a finder’s fee, brokerage commission or other similar payment based on an arrangement with Purchaser.
4.    CERTAIN COVENANTS OF SELLER AND PURCHASER.
4.1.    Confidentiality. Each of the Purchaser and Seller agrees and acknowledges that the terms of this Agreement and the transactions contemplated by this Agreement are confidential and agrees not to disclose, and not to cause any other Person (including, without limitation, the Company) to disclose, such terms except (i) to the extent that such disclosure is required (in the reasonable opinion of counsel acceptable to the other party) by applicable Legal Requirement or in order to enforce the terms of this Agreement, (ii) to each of their respective Affiliates, statutory auditors and advisors and (iii) that each party may disclose the terms of this Agreement in connection with any corporate transaction or capital market transaction involving such party or any of its Affiliates. In the event that any such disclosure is required by applicable Legal Requirement or to enforce the terms of this Agreement, each of the Purchaser and Seller agrees to provide prompt and prior notice to the other party of such disclosure and to cooperate, at the other party’s expense, in pursuing all available means of preventing or avoiding such disclosure, limiting the extent and amount of such disclosure and/or maintaining the confidentiality of any disclosed portion of the terms of this Agreement and the transactions contemplated by this Agreement. The confidentiality obligations contemplated by this Section 4.1 shall not apply to any disclosure to the extent required by the rules of a stock exchange or regulatory or governmental body to which any party or any of its Affiliates submits or is subject to, whether or not the requirement for information has the force of law or qualifies as an applicable Legal Requirement.
4.2.    Further Assurances. Subject to the terms and conditions of this Agreement, and except as otherwise set forth in this Agreement, each party will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements, to consummate the transactions contemplated by this Agreement and any other Transaction Document. Seller and Purchaser each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and any other Transaction Document and to vest in Purchaser title to the Stock as provided herein.
4.3.    Public Announcements. Any press releases concerning the transactions contemplated by this Agreement and any other Transaction Document shall be approved by the parties to this Agreement and shall be disseminated at such time and in such manner as the parties shall mutually agree unless otherwise required by applicable Legal Requirement; provided, however, that any party may make any public disclosure that, in the written opinion of counsel, is required by applicable Legal Requirement or rule of any stock exchange on which its securities are traded (in which case the disclosing party shall use reasonable efforts to advise the other party prior to making such disclosure and to provide the other party a reasonable opportunity to review the proposed disclosure).
4.4.    Certain Tax Matters.
(a)    Purchaser covenants that it will not cause or permit the Company or any Affiliate of Purchaser (excluding the Seller, to the extent that Seller is an Affiliate of Purchaser) (i) to make any election or deemed election under Section 338 of the Code or any comparable provision under applicable Legal Requirements, or (ii) to make or change any Tax election, amend any Tax Return or take any Tax position on any Tax Return, take any action, omit to take any action or enter into any transaction, merger or restructuring that results in any increased Tax liability or reduction of any Tax asset of Seller in respect of any Pre-Closing Tax Period.
(b)    All material Tax Returns required to be filed after the Closing Date with respect to the Company with respect to any Pre-Closing Tax Period will be filed by Purchaser or the Company when due (taking into account any extension of a required filing date).
(c)    Purchaser agrees that Seller is to have no liability for any Tax resulting from any action of the Company, Purchaser or any Affiliate of Purchaser referred to in Section 4.4(a). Purchaser agrees to indemnify and hold harmless Seller and its Affiliates (other than the Purchaser to the extent that Purchaser is an Affiliate of Seller) against (i) any Tax (together with any interest, penalty, addition to Tax or additional amount) referred to in Section 4.4(a), (ii) any Tax or Damages incurred or suffered by Seller or any such Affiliate of Seller, arising out of a breach of any other covenant or agreement contained in this Section 4.4, (iii) any Tax imposed on the Company for any Pre-Closing Tax Period or any Post-Closing Tax Period (provided, however, that this clause (iii) shall not affect Seller’s liability to indemnify Purchaser for Losses as provided for in Section 6.2) and (iv) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in clause (i), (ii) or (iii) above. Seller agrees to give prompt notice to Purchaser of the assertion of any claim, or the commencement of any action or proceeding, in respect of which indemnity may be sought under this Section 4.4(c). Purchaser may participate in any such suit, action or proceeding at its own expense and the parties hereto shall cooperate in the defense or prosecution thereof.
4.5.    Tax Cooperation. Purchaser and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary for the filing of any return (including any report required pursuant to Section 6043A of the Code and all Treasury Regulations promulgated thereunder), for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment. Purchaser and Seller agree to retain or cause to be retained all books and records pertinent to the Company until the applicable period for assessment under applicable Legal Requirements (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any taxing authority. The Purchaser agrees to give Seller reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if Seller so requests, the Purchaser shall allow Seller to take possession of such books and records prior to transferring, discarding or destroying such. Purchaser and Seller shall cooperate reasonably with each other at their own expense in the conduct of any audit or other proceedings involving the Company for any Tax purposes. Seller shall control the defense of any audit or investigation related to Taxes for any Pre-Closing Tax Period.
4.6.    Directors’ and Officers’ Indemnification.
(a)    From and after the Closing, Purchaser agrees that it will cause the Company to continue to indemnify and hold harmless each present and former director and officer of the Company (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or Liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, based in whole or in part on or arising out of or related in whole or in part to the fact that such person is or was a director or officer of the Company whether pertaining to any matter existing or occurring prior to, on or after, the Closing Date and whether asserted or claimed prior to, on or after, the Closing Date (the “D&O Indemnified Liabilities”), including all D&O Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or related to, this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, in each case, to the full extent currently provided for in the Company’s articles of incorporation or bylaws or any other written agreements of the Company that provide indemnification of, and expense reimbursement to, the D&O Indemnified Parties. The parties hereto agree that all rights to indemnification hereunder, including, without limitation, provisions relating to advances of expenses incurred in defense of any such action or suit, existing in favor of the D&O Indemnified Parties with respect to matters occurring through the Closing Date shall continue in full force and effect for a period of ending on the earlier of (a) that date which is three (3) years from the Closing Date or (b) the date that Purchaser and/or its Affiliates no longer own or control a majority of the outstanding voting stock of the Company, but in the case of subsection (b) only if the then majority owner of the Company has agreed to and has in fact assumed the obligations of Purchaser in this Section 4.6(a) (the “Termination Date”); provided, however, that all rights to indemnification in respect of any D&O Indemnified Liabilities asserted or made within such period shall continue until the disposition of such D&O Indemnified Liabilities.
(b)    On and after the Closing Date until the Termination Date, Purchaser shall cause the Company to maintain a directors and officers liability insurance policy with premiums and coverage commercially reasonable for the Company which shall provide coverage with respect to any Person who at any time served or serves as a director or officer of the Company prior to the stated maturity of such policy.
(c)    Until the Termination Date, Purchaser shall not, and shall cause the Company not to, take any action directly or indirectly to disaffirm or adversely affect the provisions of the articles of incorporation and bylaws and any other written agreements of the Company that provide indemnification of and expense reimbursement to D&O Indemnified Parties; provided, however, that in the event that Purchaser reincorporates or reorganizes the Company in a jurisdiction other than Florida, Purchaser will use its best efforts to ensure that substantially similar provisions are set forth in the Company’s then current organizational documents, bylaws and other written agreements of the Company that provide indemnification of and expense reimbursement to D&O Indemnified Parties.
4.7.    Privilege. Until the date that neither Purchaser nor any of its Affiliates (other than the Seller to the extent that the Seller is an Affiliate of Purchaser) own or control at least a majority of the outstanding voting stock of the Company, to the extent that Purchaser or the Company is in possession of any information, documents or materials from Seller that might be privileged or otherwise protected from disclosure on the basis of the attorney-client privilege, the work product privilege, the joint defense or common interest privilege, the parent-subsidiary privilege, or any other applicable privilege or immunity, Purchaser shall, and shall cause the Company to, use its reasonable best efforts to maintain the confidentiality of such information, documents or materials, and not take any action or refrain from taking any action that would waive any such privileges or produce, disseminate or disclose such information, documents or materials without the prior written consent of Seller (in Seller’s sole discretion), unless such efforts, actions or inactions could reasonably be expected to materially adverse to the Purchaser, the Company and/or their Affiliates (other than the Seller to the extent that the Seller is an Affiliate of Purchaser and/or the Company). Notwithstanding the foregoing, Purchaser and the Company may make such disclosures as required by applicable Legal Requirements (in the reasonable opinion of Purchaser’s or the Company’s counsel); provided, however, that prior to making such required disclosures, if and to the extent practicable, Purchaser shall, and shall cause the Company to, provide reasonable advance written notice to the Seller and use their respective best efforts to assist Seller in seeking all available remedies to prevent such disclosure and protect any applicable privileges.
5.    THE CLOSING. The Closing of the transactions contemplated hereby (the “Closing”) shall be deemed to have occurred on the date hereof (the “Closing Date”) at the offices of Updike, Kelly & Spellacy, P.C., or such other place as shall have been agreed to by the Seller and the Purchaser, or shall take place remotely by exchanging executed counterparts of this Agreement and the Transaction Documents. At the Closing, each of Seller and Purchaser shall deliver or cause to be delivered such items as they shall agree upon.
6.    INDEMNIFICATION.
6.1.    Survival. All of the representations and warranties of Seller contained in this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months following the Closing Date (the “Survival Period”); provided, however, that the representations and warranties set forth in Section 2.12 shall survive the Closing and continue in full force and effect until expiration of the applicable statute of limitations; and provided, further, that the representations and warranties set forth in Section 2.1, Section 2.2 and Section 2.3 shall survive the Closing and continue in full force and effect indefinitely. All of the representations and warranties of Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect for the Survival Period; provided, however, that the representations and warranties set forth in Section 3.1 and Section 3.2 shall survive the Closing and continue in full force and effect indefinitely. Notwithstanding the foregoing, any notice given in accordance with this Agreement (and delivered within the applicable survival period for such representation or warranty) claiming an alleged breach of any representation or warranty hereunder shall without further action extend the survival period for the representation or warranty alleged to have been breached as applied to the circumstances set forth in such notice until immediately after the final resolution of the matter.
6.2.    Indemnification by Seller.
(a)    For Breaches. In the event that Seller breaches any of its representations or warranties contained in this Agreement and provided that, as to any claim for breach of representations or warranties, Purchaser makes a written claim for indemnification against Seller within the Survival Period, if applicable, then the Seller agrees to indemnify Purchaser and its Affiliates (which shall include the Company and AAP, but exclude the Seller (to the extent Seller is an Affiliate of Purchaser), as well as all shareholders of the Purchaser and limited partners of AAP and their Affiliates (which shall exclude the Seller to the extent Seller is a shareholder or limited partner thereof), on or after the Closing Date (the “Purchaser Indemnitees”) from and against all Losses that any Purchaser Indemnitee suffers resulting from or arising out of such breach; provided, however, that (i) the Seller shall not have any obligation to indemnify any Purchaser Indemnitee from and against any Losses resulting from the breach of any representation or warranty of Seller contained in this Agreement until Purchaser Indemnitees have suffered aggregate Losses by reason of all such breaches in excess of $1,000,000.00 (the “General Threshold”), and (ii) Seller’s maximum obligation to indemnify Purchaser Indemnitees shall be limited to an aggregate of $1,500,000 of Losses in excess of the General Threshold (the “Cap”).
(b)    As to Subsidiary Employee. Seller agrees to indemnify Purchaser, Purchaser Indemnitees, the Company, KAIC and their Affiliates from and against all Losses that any of them suffers resulting from or arising out of a CEO Employment Claim.
6.3.    Indemnification by Purchaser. In the event that Purchaser breaches any of its representations or warranties contained in this Agreement and provided that, as to any claim for breach of representations or warranties, Seller makes a written claim for indemnification against Purchaser within the Survival Period, if applicable, then Purchaser agrees to indemnify Seller and its Affiliates (which shall exclude the Company and the Purchaser (to the extent Purchaser is an Affiliate of Seller) on or after the Closing Date) (the “Seller Indemnitees”) from and against all Losses that the Seller Indemnitees suffer resulting from or arising out of such breach; provided, however, that (i) Purchaser shall not have any obligation to indemnify Seller Indemnitees from and against any Losses resulting from the breach of any representation or warranty of Purchaser contained in this Agreement until the Seller Indemnitees have suffered aggregate Losses by reason of all such breaches in excess of the General Threshold, and (ii) Purchaser’s maximum obligation to indemnify Seller Indemnitees shall be limited to the Cap.
6.4.    Certain Additional Provisions Relating to Indemnification.
(a)    After the Closing Date, the indemnification provisions set forth in this Section 6 shall constitute the sole and exclusive recourse and remedy available to the parties hereto with respect to the breach of any representation or warranty contained in this Agreement except in respect of Losses arising due to fraud (and in instances of fraud, the time and dollar limitations under this Section 6 shall be inapplicable) and the parties waive from and after the Closing, to the fullest extent permitted under applicable Legal Requirements, any other remedies under any legal theory that might otherwise be available to them under any state or federal law or arising under, or based upon, any common law. In the event that the foregoing waivers are not effective for any reason, then the parties agree that all of the limitations of liability contained in this Section 6, including, without limitation, those regarding survival, thresholds, caps and deductibles, as well as the procedural steps set forth in this Section 6, shall apply to any remedy available to the parties.
(b)    All payments by an indemnifying party under Section 6 shall be treated as an adjustment to the Purchase Price for all foreign, federal, state and local income tax purposes.
(c)    Notwithstanding anything in this Agreement to the contrary, the amount of any Losses for which indemnification is provided under this Section 6 shall be net of any amounts actually recovered by an indemnified party under insurance policies with respect to such Losses and shall be reduced to take account of any net Tax benefit realizable by the indemnified party arising from the incurrence or payment of any such Losses in the then current year. In computing the amount of any such Tax benefit, the indemnified party shall be deemed to recognize any item of loss, deduction or credit as a result of such indemnified Losses prior to the recognition of any other items of loss, deduction or credit.
(d)    Each party shall take commercially reasonable steps to mitigate any Losses that it incurs or suffers as a result of any breach of this Agreement by any other party (including, to the extent consistent with sound business judgment, incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Losses) upon becoming aware of any event which could reasonably be expected to, or does, give rise thereto.
6.5.    Disclosure Generally. If and to the extent any information required to be furnished in any Section of the Schedule of Exceptions/Disclosures is contained in this Agreement or in any other Section of the Schedule of Exceptions/Disclosures and such information is reasonably apparent to be responsive to any other Section of the Schedule of Exceptions/Disclosures, such information shall be deemed to be included in all Sections of the Schedule of Exceptions/Disclosures in which the information is required to be included. The inclusion of any information in any of the Schedule of Exceptions/Disclosures shall not be deemed to be an admission or acknowledgment by the Company or Seller, in and of itself, that such information is material to or outside the Ordinary Course of the Business.
6.6.    No Additional Representations; Disclaimer.
(a)    Purchaser acknowledges that neither Seller, the Company nor any other Person acting on behalf of the Company or any of its Affiliates has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or its Business, except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Schedule of Exceptions/Disclosures. Purchaser further agrees that neither Seller nor any other Person shall have or be subject to any Liability to Purchaser or any other Person resulting from the distribution to Purchaser, or Purchaser’s use of, any such information and any information, document or material made available to the Purchaser or Purchaser’s representatives in certain “data rooms,” management presentations or any other form in expectation of the transactions contemplated by this Agreement.
(b)    In connection with Purchaser’s investigation of the Company, Purchaser or Purchaser’s representatives has received from or on behalf of the Company certain projections, including projected statements of operating revenues and income from operations of the Company for the current fiscal year and for subsequent fiscal years and certain business plan information for such fiscal year and succeeding fiscal years. Purchaser acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Purchaser is familiar with such uncertainties, that Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections and forecasts), and that Purchaser shall have no claim against Seller or any other Person with respect thereto. Accordingly, neither the Company nor Seller make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and forecasts).
(c)    Purchaser acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, Liabilities, properties and projected operations of the Company and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation and verification and the representations and warranties of the Company and Seller expressly and specifically set forth in this Agreement, including the Schedule of Exceptions/Disclosures. SUCH REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLER TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY AND ITS SUBSIDIARIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND SELLER.
7.    MISCELLANEOUS PROVISIONS.
7.1.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by facsimile or electronic mail (receipt electronically confirmed by sender’s facsimile machine or electronic mail service) if during normal business hours of the recipient, otherwise on the next Business Day, (c) one (1) Business Day after the date when sent to the recipient by reputable express courier/delivery service (charges prepaid), or (d) seven (7) Business Days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Seller and to Purchaser at the addresses indicated below:

If to Seller: Kingsway America Inc. 150 Northwest Point Boulevard Elk Grove Village, IL 60007 Attn: Chief Executive Officer Facsimile No. (847) 264-2694
If to Purchaser: HRM Acquisition Corp. 3155 NW 77th Avenue Miami, FL 33122 Attn: Larry G. Swets, Jr. Email: lswets@kfscap.com or to such other address as either party hereto may, from time to time, designate in writing delivered pursuant to the terms of this Section 7.1.
7.2.    Amendments. The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by each of the parties hereto.
7.3.    Assignment and Parties in Interest. Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated by Seller or Purchaser except with the prior written consent of Seller or Purchaser, as applicable, not to be unreasonably withheld or delayed. Any assignment in contravention of this Section 7.3 shall be deemed null and void. Except for the rights of the Purchaser Indemnified Parties and Seller Indemnified Parties under Section 6, this Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto and their respective permitted successors and assigns.
7.4.    Expenses. Except as expressly set forth in this Agreement, each party to this Agreement shall bear all of its legal, accounting, investment banking, and other expenses incurred by it or on its behalf in connection with the transactions contemplated by this Agreement, whether or not such transactions are consummated.
7.5.    Entire Agreement. This Agreement and the other Transaction Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof, supersede and are in full substitution for any and all prior agreements and understandings among them relating to such subject matter (whether written or oral), and no party shall be liable or bound to the other parties hereto in any manner with respect to such subject matter by any warranties, representations, indemnities, covenants, or agreements except as specifically set forth herein or therein. The Exhibits to this Agreement and Schedule of Exceptions/Disclosures are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any disclosure set forth on any of the Schedule of Exceptions/Disclosures shall be deemed to be disclosed for all other representations and warranties if such disclosure would be reasonably apparent on its face.
7.6.    Descriptive Headings. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.
7.7.    Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement (notwithstanding that all of the parties are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined), and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart, and the signature of any party to any counterpart shall be deemed to be a signature to and may be appended to any other counterpart. For purposes of this Agreement, a document (or signature page thereto) signed and transmitted by facsimile machine or other electronic means is to be treated as an original document. The signature of any party on any such document, for purposes hereof and thereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature on an original document. At the request of any party, any facsimile or other electronic signature is to be re-executed in original form by the parties which executed the facsimile or other electronic signature. No party may raise the use of a facsimile machine or other electronic means, or the fact that any signature was transmitted through the use of a facsimile machine or other electronic means, as a defense to the enforcement of this Agreement.
7.8.    Governing Law; Jurisdiction.
(a)    This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois applicable to contracts made and performed therein without regard to any principles of conflicts of law that would require the application of the Legal Requirements of a different state.
(b)    Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Illinois or of the United States of America for the State of Illinois, and, by execution and delivery of this Agreement, the parties hereto hereby accept for themselves and in respect of their property the jurisdiction of the aforesaid courts in connection with any such action or proceeding. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.
7.9.    Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
7.10.    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event that an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any Transaction Document, this Agreement or such other Transaction Document shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Document.
7.11.    Remedies. In case any one or more of the covenants set forth in this Agreement shall have been breached by any party, the other parties hereto may proceed to protect and enforce their respective rights either by suit in equity and/or by action at law, including, but not limited to, an action for damages as a result of any such breach and/or an action for specific performance of any such covenant contained in this Agreement.
7.12.    Delays or Omissions; Required Consents. No delay or omission to exercise any right, power or remedy accruing to any party, upon any breach or default of the other party under this Agreement or any of the other Transaction Documents, shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.
7.13.    Rules of Usage. In this Agreement, unless a clear intention appears otherwise: (a) the singular number includes the plural number and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (c) reference to any gender includes each other gender; (d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (e) reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder; (f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular section or other provision hereof; (g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; (h) “or” is used in the inclusive sense of “and/or”; (i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, schedules or amendments thereto; and (k) section references shall be deemed to refer to all subsections thereof, unless otherwise expressly indicated.
8.    DEFINITIONS. In addition to the terms defined elsewhere herein, the terms defined in the introductory paragraph and the preamble to this Agreement shall have the respective meanings specified therein, and the following terms shall have the meanings specified below when used herein with initial capital letters:
“AAP” means Acadia Acquisition Partners, L.P., a Delaware limited partnership, of which the Purchaser is the wholly-owned subsidiary.
“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended.
“Agreement” has the meaning set forth in the preamble, and shall include all Exhibits hereto and the Schedule of Exceptions/Disclosures.
“Appco” means Appco Finance Corporation, a Pennsylvania corporation, a wholly-owned subsidiary of the Company.
“Audited Financial Statements” has the meaning set forth in Section 2.6(a).
“Balance Sheet” has the meaning set forth in Section 2.6(a).
“Business” means the business and operations of the Company as conducted on the Closing Date.
“Business Day” means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the City of New York.
“Cap” has the meaning set forth in Section 6.2.
“CEO Employment Claim” means any claim by Roberto Espin, the former Chief Executive Officer of KAIC, relating to his recent termination by KAIC as its Chief Executive Officer.
“Closing” has the meaning set forth in Section 5.1.
“Closing Date” has the meaning set forth in Section 5.1.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the shares of common stock of the Company, with a par value of $1.00 per share.
“Company” has the meaning set forth in the preamble hereto.
“Contracts” as of any date means, collectively, all material contracts, agreements, commitments, instruments and guarantees to which the Company is a party, or to which any of the Company’s assets are subject, as of such date.
“D&O Indemnified Parties” has the meaning set forth in Section 4.6(a).
“D&O Indemnified Liabilities” has the meaning set forth in Section 4.6(a).
“Employee Benefit Plan” has the meaning set forth in Section 3(3) of ERISA.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Federal Tax” means any Tax imposed under Subtitle A of the Code with respect to which the Company has filed or will file a Return with a member of the Seller Group on a consolidated basis.
“Financial Statements” has the meaning set forth in Section 2.6(a).
“GAAP” means generally accepted accounting principles in effect in the United States of America at the time of application thereof, applied on a consistent basis.
“General Threshold” has the meaning set forth in Section 6.2.
“Governmental Authority” means (a) any federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.
“IMS” means Insurance Management Services Inc., a Florida corporation, a wholly-owned subsidiary of the Company.
“Intercreditor Agreement” means that certain Intercreditor Agreement, substantially in the form attached hereto as Exhibit C, among the Seller, the Purchaser and certain other creditors of the Purchaser.
“IRS” means the Internal Revenue Service of the Department of the Treasury.
“KAIC” means Kingsway Amigo Insurance Company, a Florida corporation, a wholly-owned subsidiary of the Company.
“Knowledge” as applied to Seller, means the actual knowledge of Larry G. Swets, Jr., William A. Hickey, Jr., Alberto Naon and Rachel Aldulaimi.
“Legal Requirement” means any applicable federal, state, foreign, international, multinational, or other administrative Order, constitution, law, rule, ordinance, permit, regulation, statute, or treaty.
“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).
“Lien” means any mortgage, charge, adverse claim, lien, option, pledge, security interest, encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.
“Losses” means any direct out-of-pocket losses, amounts paid in settlement, claims, damages, liabilities, obligations, judgments, settlements and reasonable documented out-of-pocket costs (including, without limitation, reasonable documented costs of investigation or enforcement), expenses and reasonable and documented attorneys’ fees. Notwithstanding anything to the contrary contained in this Agreement, Losses shall not include, and no party shall be liable for, any consequential, incidental, indirect, punitive or other special damages, including, without limitation, loss of revenue, profits or income, diminution in value, loss of business reputation or opportunity, or any damages attributable to a multiplier effect or capitalization of out-of-pocket damages except to the extent paid as damages to a third party.
“Material Adverse Effect” means a material adverse change in or effect with respect to the business, results of operations or financial condition of the Company taken as a whole, other than to the extent caused by or arising out of (a) any announcement relating to the transactions contemplated by this Agreement; (b) any change in general economic or political conditions or in the Company’s industry in general, (c) any changes in any applicable Legal Requirements, (d) the Company’s failure or inability to achieve any projected financial results, (e) any action taken by, or inaction required of, the Company, Purchaser or Seller under this Agreement, (f) any reduction in the business conducted with the Company by any customer or supplier (including, without limitation, the termination of any Contract between the Company and any customer or supplier) or (g) any changes in GAAP on or after the date of this Agreement.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Order” means any publicly available decision, injunction, judgment, order, ruling or verdict entered, issued, made, or rendered by any court, administrative agency, Governmental Authority or by any arbitrator, in each case, having applicable jurisdiction.
“Ordinary Course of Business” means any action which is: (a) consistent with the past practices of the Company or (b) generally similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business, or generally similarly situated, as the Company.
“Permit” has the meaning set forth in Section 2.8.
“Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable, or that are being contested by appropriate proceedings in good faith, (ii) Liens of landlords, lessors, carriers, warehousemen, employees, mechanics and materialmen and other similar Liens arising in the Ordinary Course of Business and, in each case, securing obligations not more than sixty (60) days past due, (iii) other Liens or imperfections of title that are not material to or on real or personal property, (iv) standard exceptions to title insurance and minor encroachments, variances, other matters or state of facts an accurate survey of the real property owned or used by the Company would disclose, none of which are material to the operation of such real property as currently conducted, (v) Liens that secure obligations reflected as Liabilities in the Financial Statements (or the existence of which is referred to in the notes accompanying the Financial Statements), (vi) Liens created by this Agreement or any of the other Transaction Documents, or in connection with the transactions contemplated hereby or thereby, or by the actions of Purchaser and (vii) Liens set forth on the Schedule of Exceptions/Disclosures.
“Person” means any individual, partnership, corporation, trust, association, limited liability company, Governmental Authority or any other entity.
“Plans” means all Employee Benefit Plans and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, that are maintained, contributed to or sponsored by the Company for the benefit of any current or former employee, officer or director of the Company.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.
“Purchase Price” has the meaning set forth in Section 1.2.
“Purchaser” has the meaning set forth in the preamble hereto.
“Purchaser Indemnitees” has the meaning set forth in Section 11.2(a).
“Schedule of Exceptions/Disclosures” means, the Schedule of Exceptions/Disclosures attached hereto and made a part hereof.
“Seller” has the meaning set forth in the preamble hereto.
“Seller Group” means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state, local or foreign income or franchise Taxes, the consolidated, combined or unitary group of which Seller or any of its Affiliates is a member.
“Seller Indemnitees” has the meaning set forth in Section 6.3.
“Stock” has the meaning set forth in the preamble hereto.
“Survival Period” has the meaning set forth in Section 6.1.
“Tax Return” means any report, return, information return, forms, declarations, claims for refund, statements or other information (including any amendments thereto and including any schedule or statement thereto) required to be supplied to a Governmental Authority in connection with Taxes.
“Taxes” means all federal, state, local, foreign and other taxes, governmental fees, assessments or other like charges of any kind whatsoever, together with any interest, penalties, or additions thereto, imposed by any Governmental Authority, including without limitation, income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, withholding, Social Security, unemployment, real property, personal property, property gains, registration, capital stock, value added, single business, occupation, workers’ compensation, alternative or add-on minimum, estimated, or other tax.
“Transaction Documents” means this Agreement, the Notes and the Intercreditor Agreement.
“Unaudited Financial Statements” has the meaning set forth in Section 2.6(a).
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IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the day and year first written above.

Seller: KINGSWAY AMERICA INC.
By: /s/ William A. Hickey, Jr. William A. Hickey, Jr. Vice President and Chief Operating Officer By: /s/ Hassan R. Baqar Hassan R. Baqar Its Vice President
Purchaser: HRM ACQUISITION CORP.
By: /s/ William A. Hickey, Jr. William A. Hickey, Jr. Its President

Exhibit A
Senior Note
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Exhibit B
Junior Note
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Exhibit C
Intercreditor Agreement
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Schedule of Exceptions/Disclosures
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